Exhibit 10.33

Approved by the Compensation Committee 1/29/04

EXECUTIVE MANAGEMENT

SHORT TERM INCENTIVE PLAN for 2004

1.                                      CUSTOMER CENTRIC FOCUS (30 Points)

A.                                   15 points for originating $1.4 billion of transactions during the year including booked commitments for loans, leases, placements, and deals closed by referral sources, plus one additional point up to a maximum of 5 points for each $5 million of portfolio loan growth in excess of the budget.

B.                                     10 points for “best efforts” evaluation; and for originating and arranging low-income transactions of $230 million during the year, plus one point up to a maximum of 5 points for each $5 million in excess of the goal.

C.                                     5 points for finalizing external customer satisfaction surveys, implementing customer satisfaction benchmarks for each customer segment, implementing internal satisfaction surveys, and increasing usage of the cross-sell referral database.

2.                                      RISK MANGEMENT (25 Points)

A.                                   10 points for achieving the Board approved asset and liability management objectives by operating in the “green range” for a minimum of 90% of the measurements during the year and crossing into the “red range” not more than once during the year.

B.                                     5 points for the average percentage of non-performing assets (non-accruing and OREO) of 1.5% or less of total loans and LC’s plus an additional 5 points if the ratio is 1% or less with a reduction of 5 points if net charge offs exceed .5%.

C.                                     5 points for the average percentage of classified assets (substandard and doubtful) of 35% or less of risk capital (as defined by the OTS.)

D.                                    5 points for satisfactory evaluations from Loan Review, auditors, FCA, and OTS.

3.                                      FINANCIAL (30 Points)

A.            20 points for meeting pretax net income budget.

B.            5 points for the capital ratio averaging 14% or better during the year.

C.            5 points for an efficiency ratio of 57% or less (excluding mission related corporate development, NCBDC contribution, strategic plan related implementation expenses, and new markets and products related R&D).

4.                                      LEADERSHIP (15 Points)

A.                                   5 points for developing a viable Mission Banking business strategy.

B.                                     5 points for meeting objectives in the strategic plan for employee retention, diversity, internal promotions, and Organizational Development.

C.                                     5 points for achieving strategic objectives to address political and reputation risk.

AWARD LEVELS

	Incentive Award as a Percentage of Year End 2004 Base Salary
Points		Executive Council	CEO

50 - 64.9	Up to	15%	20%
65 - 79.9	Up to	25%	30%
80 - 89.9	Up to	30%	40%
90 and over	Up to	35%	45%

In addition, an “Add-on” award may be earned by exceeding the pretax net income budget goal.  The maximum additional award is 5% of salary for the CEO and 7.5% of salary for the Executive Council.  For each 1% that pretax net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 50% of salary for the CEO and 42.5% of salary for the Executive Council.

The CEO determines incentive awards for each Executive Council participant based upon the results of this plan and the achievement of individual performance objectives.  The Compensation Committee determines the award for the CEO.

PARTICIPANTS

Brookner, Connealy, Hackman, Harris, Hiltz, Kho, Luzik, Reed, Schofield, Simonette, and Snyder